Exhibit 10.2
AMENDED AND RESTATED
CHANGE-IN-CONTROL SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made as of March 22, 2011, by and between VENTAS, INC., a Delaware corporation, (the “Company”) and T. RICHARD RINEY (the “Employee”).
RECITALS:
A. The Employee is employed by the Company and entered into a Change-in-Control Severance Agreement as of May 1, 1998 which was subsequently amended as of September 30, 1999, March 19, 2007, and December 31, 2008 (“Existing Agreement”).
B. The Company recognizes that the Employee’s contribution to the Company’s growth and success has been and continues to be significant.
C. The Company wishes to encourage the Employee to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Employee for a period of time in the event of a Change in Control.
D. The Company and Employee desire to amend and restate in its entirety the Existing Agreement to delete the ability for Employee to receive severance benefits if Employee voluntarily terminates employment for any reason other than for Good Reason (as hereinafter defined).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT:
1. Definitions.
a. “Base Salary” shall mean the Employee’s regular annual rate of base pay in gross as of the date in question.
b. “Cause” shall mean the Employee’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Employee of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company, but with respect to (ii) only if the Board of Directors of the Company (the “Board”) adopts a resolution by a vote of at least 75% of its members so finding after giving the Employee and his attorney an opportunity to be heard by the Board.

c. “Change in Control” The term “Change in Control” shall mean any one of the following events:
(i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as defined in Paragraph l(f) hereof) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of 20% or more of the combined voting power of Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries or (iii) any Person in connection with an acquisition referred to in the immediately preceding clauses (i) and (ii) shall not constitute an acquisition which would cause a Change in Control.
(ii) The individuals who, as of May 1,1998, constituted the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section l(c)(ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-ll promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.
(iii) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:
(A) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, over 50% of the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;
(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and
(C) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then outstanding Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Company’s then outstanding voting securities.

(iv) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.
(v) Approval by Company’s stockholders of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company).
(vi) Any other event that the Board shall determine constitutes an effective Change in Control of Company.
(vii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
d. “Change-in-Control Date” shall mean the date immediately prior to the effectiveness of the Change in Control.
e. “Good Reason” The Employee shall have good reason to terminate employment with the Company if (i) the Employee’s title, duties, responsibilities or authority is reduced or diminished from those in effect on the Change-in-Control Date without the Employee’s written consent; (ii) the Employee’s compensation is reduced; (iii) the Employee’s benefits are reduced, other than pursuant to a uniform reduction applicable to all managers of the Company; or (iv) the Employee is asked to relocate his office to a place more than 30 miles from his business office on the Change-in-Control Date.
f. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).
g. “Target Bonus” shall mean the full amount of bonuses and/or performance compensation (including assumed awards granted under the Company’s 1997 Incentive Compensation Plan) that would be payable to the Employee, assuming all performance criteria on which such bonus and/or performance compensation are based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.
h. “Termination of Employment” shall mean (i) the termination of the Employee’s employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or a purchaser of the Company or its assets under terms and conditions which would not permit the Employee to terminate his employment for Good Reason; or (ii) the Employee’s termination of employment with the Company for Good Reason. To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or comply with the requirements of Code Section 409A, the Company and Employee agree to cooperate in a reasonable manner (including with regard to any post-termination services by the Employee) such that the Termination of Employment as defined in this Agreement shall constitute a “separation from service” pursuant to Code Section 409A (“Separation from Service”). Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Termination of Employment” or variation of termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Code Section 409A.

2. Term. The initial term of the Existing Agreement was for a three-year period commencing on May 1, 1998 (the “Effective Date”). The Term is automatically extended by one additional day for each day beyond the Effective Date that the Employee remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Employee. In such event, the Agreement shall terminate on the third anniversary of the effective date of such election notice. Notwithstanding the foregoing, this Agreement shall automatically terminate if and when the Employee terminates his employment with the Company or two years after the Change-in-Control Date, whichever first occurs.
3. Severance Benefits. If at any time following a Change in Control and continuing for two years thereafter, the Company terminates the Employee without Cause, or the Employee terminates employment with the Company for Good Reason, then as compensation for services previously rendered the Employee shall be entitled to the following benefits:
a. Cash Payment. The Employee shall be paid cash equal to two times the greater of:
(i) the sum of (x) the Employee’s Base Salary and Target Bonus as of the Termination of Employment, and (y) the fair market value (determined as of the Termination of Employment) of any targeted number of restricted shares authorized to be issued to the Employee in respect of the year in which such Termination of Employment occurs (without regard to any acceleration of the award for such year), assuming for such purpose that all performance criteria applicable to such award with respect to the year in which such Termination of Employment occurs were deemed to be satisfied, or
(ii) the sum of (x) the Employee’s Base Salary and Target Bonus as of the Change-in-Control Date, and (y) the fair market value (determined as of the Change-in-Control Date) of any targeted number of restricted shares authorized to be issued to the Employee in respect of the year in which such Change-in-Control Date occurs (without regard to any acceleration of the award for such year), assuming for such purpose that all performance criteria applicable to such award with respect to the year in which such Change-in-Control Date occurs were deemed to be satisfied.

Notwithstanding the foregoing, in no event shall the Employee receive more than the Maximum Amount pursuant to this Section 3(a). The term Maximum Amount, for purposes of this Agreement, shall mean $3,000,000, provided, however, that for any termination that occurs in calendar years subsequent to 2007, the Maximum Amount will be adjusted to reflect increases, if any, in the Consumer Price Index that have occurred in the period between December 31, 2006 and the end of the calendar year immediately preceding the date of termination. As an example, if the termination occurs in 2008, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2007 and if the termination occurs in 2009, the Maximum Amount shall be adjusted for increases in the Consumer Price Index that occur between December 31, 2006-December 31, 2008. For purposes of this Agreement, Consumer Price Index means the CPI for All Urban Consumers (All Items; Base Year 1982), compiled and published by the Bureau of Labor Statistics of the United States Department of Labor
For purposes of this Agreement, “fair market value” shall have the meaning ascribed to such term under the Company’s Incentive Compensation Plan. Payment shall be made in a single lump sum upon the Employee’s effective date of termination.
b. Continuation of Benefits.
(i) For a period of two years following the Termination of Employment, the Company, at its sole cost and expense, shall provide health insurance benefits to Employee (and his family) equivalent to the coverage that the Employee would have had had he remained a participant under the health insurance plans applicable to Employee on the date of Termination of Employment, or, at the Employee’s election, the plans applicable to Employee as of the Change-in-Control Date. Such health insurance benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Employee shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA (“COBRA Benefits”) treating the end of this period as a termination of the Employee’s employment if allowed by law.
(ii) For a period of two years following the Termination of Employment, the Company shall maintain in force, at its expense, the Employee’s life insurance benefits in effect as of the Change-in-Control Date or as of the date of Termination of Employment, whichever coverage limits are greater.
(iii) For a period of two years following the Employee’s Termination of Employment, the Company shall provide short-term and long-term disability insurance benefits to Employee equivalent to the coverage that the Employee would have had had he remained employed or a participant under the disability insurance plans applicable to Employee on the date of Termination of Employment, or, at the Employee’s election, the plans applicable to Employee as of the Change-in-Control Date. Should Employee become disabled during such period, Employee shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

c. Retirement Savings Plan. To the extent not already vested pursuant to the terms of such plan, the Employee’s interests under the Retirement Savings Plan shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer-matching contributions based upon the Employee’s years of service with the Company.
d. Outstanding PCP Awards. The Company shall pay Employee within 30 days of the date of termination of employment (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the amount of awards under the Company’s Performance Cash Plan (“PCP”) that are based on actual performance for completed fiscal years but have not yet been paid. As an example, assume that Employee, following the 2006 fiscal year, was awarded a PCP award of $100 that would, assuming continuous employment, have been paid out following the end of the 2008 fiscal year (the “Outstanding PCP Award”). Upon a termination subject to this Section 3 that occurs prior to the payment of such Outstanding PCP Award, the Company would be obligated, pursuant to this Section 3(d), to pay Employee $100 in respect of such Outstanding PCP Award.
e. Plan Amendments. The Company shall adopt such employee benefit plans or amendments to its employee benefit plans, as applicable, as are necessary to effectuate the provisions of this Agreement.
4. Golden Parachute Tax Reimbursement. Whether or not any payments are made pursuant to Section 3 above, if a Change in Control occurs at any time and the Employee reasonably determines that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (individually and collectively, the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control,” within the meaning of Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Employee an additional payment or payments (individually and collectively, the “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes required to be paid by the Employee with respect to the receipt thereof under the terms of any federal, state or local government or taxing authority (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed with respect to the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
The Gross-Up Payment shall be paid to the Employee within 30 days of its receipt of written notice from the Employee that such Excise Tax has been paid or will be payable at any time in the future.

4A. Tax Payment. For purposes of determining the amount of payments pursuant to Sections 4 and 8 in this Agreement, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Employee’s residence or the Employee’s place of business, whichever is higher, on the date the payment is to be made. Without limitation on any other provision of this Agreement, all such payments involving the calculation of taxes shall be made no later than two (2) days after the receipt by the Company of written advice from a professional tax advisor selected by the Employee that taxes are payable. The expense incurred in obtaining such advice shall be paid by the Company. Without limitation on any other provisions of this Agreement, the Company shall indemnify Employee for all taxes with respect to the amounts for which payments described in the first sentence of this Section are required to be made pursuant to this Agreement and all other costs including interest and penalties with respect to the payment of such taxes. To the extent any of the payments pursuant to this Section are treated as taxable to the Employee, the Company shall pay Employee an additional amount such that the net amount retained by the Employee after deduction or payment of all federal, state, local and other taxes with respect to amounts pursuant to this Section shall be equal to the full amount of the payments required by this Section.
5. No Mitigation Required or Setoff Permitted. In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under the terms of this Agreement, and all such amounts shall not be reduced whether or not Employee obtains other employment. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company may have against Employee or others.
6. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable by the Company or its affiliates to the Employee upon termination of employment pursuant to a severance program of the Company or its affiliates (including, without limitation, any benefits to which Employee might otherwise be entitled under any other severance or change-in-control or similar agreement previously entered into between Employee and the Company or any of its affiliates).
7. Employment at Will. Notwithstanding anything to the contrary contained herein, the Employee’s employment with the Company is not for any specified term and may be terminated by the Employee or by the Company at any time, for any reason, with or without cause, without any liability, except with respect to the payments provided hereunder or as required by law or any other contract or employee benefit plan.
8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all attorneys’ and accountants’ fees of the Employee in connection therewith, including any litigation to enforce any arbitration award. To the extent any of the payments within this Section are treated as taxable to the Employee, the Company shall pay Employee an additional amount such that the net amount retained by Employee after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section.

9. Successors; Binding Agreement. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s stock or assets. In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.
10. Notices. Any notice or other communication hereunder shall be in writing and shall be effective upon receipt (or refusal of receipt) if delivered personally, or sent by overnight courier if signature for the receiving party is obtained, or sent by certified or registered mail, postage prepaid, to the other party at the address set forth below:

If to the Company:	Ventas, Inc.
111 S. Wacker Drive, Suite 4800
Chicago, Illinois 60606
Attention: Chief Executive Officer

If to Employee:	T. Richard Riney
11210 Bodley Drive
Louisville, KY 40223
Either party may change its specified address by giving notice in writing to the other.
11. Indemnification. The Company shall indemnify, defend and hold the Employee harmless from and against any liability, damages, costs and expenses (including attorneys’ fees) in connection with any claim, cause of action, investigation, litigation or proceeding involving him by reason of his having been an officer, director, employee or agent of the Company, except to the extent it is judicially determined that the Employee was guilty of gross negligence or willful misconduct in connection with the matter giving rise to the claim for indemnification. This indemnification shall be in addition to and shall not be substituted for any other indemnification or similar agreement or arrangement which may be in effect between the Employee and the Company or may otherwise exist. The Company also agrees to maintain adequate directors’ and officers’ liability insurance, if applicable, for the benefit of Employee for the term of this Agreement and for five years thereafter.
12. ERISA. Many or all of the employee benefits addressed in Paragraph 3(b) and (c) exist under plans which constitute employee welfare benefit plans (“Welfare Plans”) within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any payments pursuant to this Agreement which could cause any of such Plans not to constitute a Welfare Plan shall be deemed instead to be made pursuant to a separate “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or a “top hat” plan under Section 201(2) of ERISA as to which the applicable portions of the document constituting the Welfare Plan shall be deemed to be incorporated by reference. None of the benefits hereunder may be assigned in any way.

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect.
14. Interpretation. The headings used herein are for convenience only and do not limit or expand the contents of this Agreement. Use of any male gender pronoun shall be deemed to include the female gender also.
15. No Waiver. No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver of any provision of this Agreement shall be enforceable unless it is in writing and signed by the party against whom it is sought to be enforced.
16. Survival. Any provisions of this Agreement creating obligations extending beyond the term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.
17. Amendments. Any amendments to this Agreement shall be effective only if in writing and signed by the parties hereto.
18. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
19. Governing Law. This Agreement shall be interpreted in accordance with and governed by the law of the State of Delaware.
20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
21. Compliance with Section 409A of the Internal Revenue Code. All payments pursuant to this Agreement shall be subject to the provisions of this Section 21.
Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Code Section 409A. This Section 21 shall not limit any tax payments (other than Code Section 409A tax payments) provided in this Agreement.

a. Payments to Specified Employees. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Employee’s Separation from Service, the Employee is a Specified Employee, then to the extent required for Employee not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Employee earlier than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of his death. Should this Section 21 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to the Employee by the Company during such delay period at Employee’s expense. Should this Section 21 result in payments or benefits to Employee at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 21, as well as reimbursement of the amount Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to Employee should have been made under this Agreement. For purposes of this Section 21, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, to the extent permissible under Code Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Employee to less than fifty (50%) of the average level of services performed by the Employee during the immediately preceding 12-month period.
b. Reimbursements Including Tax Gross-Ups. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. However, for purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, any tax gross-up may be payable through the calendar year after the calendar year in which the Employee remits the taxes rather than be limited to the end of the calendar year following the calendar year in which the expense was incurred and reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability may be payable through the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Employee. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

c. Release. To the extent that Employee is required to execute and deliver a release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Employee’s Separation from Service, such 409A Payment will be provided upon the 55th day following Employee’s Separation from Service provided the release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time. To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 21(c), interest for the delay and the opportunity for Employee to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 21(a). To the extent that Employee is required to execute and deliver a release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 21(a), such 409A Payment will be provided as set forth in Section 21(a) provided the release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the date six months after the Employee’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 21(a) or the 55th day following Employee’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 21(a), such 409A Payment shall not be provided to the Employee to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require Employee to provide a release to the Company to obtain such payments or benefits, any release required for such payment or benefit must be provided in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A no later than March 7th of the calendar year following the calendar year of the Employee’s Separation from Service.
d. No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

e. Cooperation. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Employee, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred of compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A of the Code and without any diminution in the value of the payments or benefits to the Employee. This Section 21 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Employee shall modify this Agreement to effectuate the intention set forth in the preceding sentence.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTAS, INC.

/s/	Debra A. Cafaro

By:	Debra A. Cafaro,
Chief Executive Officer
and Chairman of the Board

/s/ T. Richard Riney

T. Richard Riney

APPENDIX A
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Release”) is made as of this  _____  day of  _____,  _____, by and between Ventas, Inc., a Delaware corporation (the “Company”) and T. Richard Riney (“Employee”).
WHEREAS, the Company and Employee entered into an Agreement, dated as of  _____, which subsequently was amended  _____  (collectively, the “Agreement”);
WHEREAS, Employee’s employment with the Company has terminated; and
WHEREAS, in connection with the termination of Employee’s employment, under the Agreement, Employee is entitled to certain payments and other benefits.
NOW, THEREFORE, in consideration of the payments and other benefits due Employee under the Agreement (“Severance Payments”), the Company and Employee hereby agree as follows:
1. Except as specifically provided herein, Executive, for Employee and Executive’s heirs, agents, executors, successors, assigns, legal representatives, personal representatives, and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE the Company, its agents, affiliates, subsidiaries, parents, joint ventures, and its and their respective officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims obligations, and demands of every kind and nature whatsoever in law or in equity, known or unknown, which Employee ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, at any time prior to the execution of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Agreement, Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to the following: claims or demands related to salary, bonuses, commissions, stock, stock options, any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act; any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized; claims for wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, or breach of the implied covenant of good faith and fair dealing; and any claims for attorneys’ fees and costs. This Release does not apply to any claims that cannot be released or waived by law or to claims for the following: payments and benefits to Employee provided for under the Agreement or any employee benefit plan or equity plan of the Company in which Employee is a participant, including, without limitation, any options, stock or other equity awards that are vested (including those that vested as a result of Executive’s termination of employment), or payment of any benefits to which Employee may be entitled under a Company sponsored tax qualified retirement or savings plan; any rights of Employee to indemnification under the Certificate of Incorporation or by-laws of the Company, the Agreement or other agreement between Employee and the Company; or any rights of Employee under any directors’ and officers’ liability insurance policy maintained by the Company. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided to Employee under the Agreement or any employee benefit plan or equity plan of the Company in which Employee is a participant. It is the intention of the parties to make this Release as broad and as general as the law permits as to the claims released hereunder.
2. Employee further agrees and recognizes that Employee has permanently and irrevocably severed Executive’s employment relationship with the Company, that Employee shall not seek employment at any time in the future with the Company or any entity with which the Company is consolidated for financial reporting purposes, and that the Company has no obligation to employ Employee in the future.
3. Employee agrees that no promise or inducement to enter into this Release has been offered or made except as set forth herein and that Employee is entering into this Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Release.
4. The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to the remedy set forth in Section 6(h) or any other remedies, equitable relief will be available in the case of a breach of this Release. It also is agreed that, in the event Employee files a claim against the Company (other than a charge before the EEOC) with respect to a claim released by Employee herein, the Company may withhold, retain, or require reimbursement of the Severance Payments.
5. The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.
6. Employee certifies and acknowledges:
(a) Employee has read the terms of this Release, and Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

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(b) Employee has signed this Release voluntarily and knowingly in exchange for the Severance Payments and other consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;
(c) Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Release and Employee has had the opportunity to seek legal counsel in connection with this Release;
(d) Employee does not waive rights or claims that may arise after the date this Release is executed;
(e) Employee has been informed that Employee has the right to consider this Release for a period of [21] [45] days from receipt, and Employee has signed on the date indicated below after concluding that this Release is satisfactory to Executive;
(f) Neither the Company, nor any of its directors, employees, or attorneys, has made any representations to Employee concerning the terms or effects of this Release other than those contained herein;
(g) Employee has not filed a charge, lawsuit or any other claim (and will not hereafter file a charge, lawsuit or any other claim (other than a charge before the EEOC)) against the Company relating to Executive’s employment and/or cessation of employment with the Company or otherwise involving facts that occurred on or prior to the date that Employee has signed this Release, other than a lawsuit or claim that the Company has failed to pay Employee the Severance Payments or benefits due under any employee benefit plan or equity plan of the Company in which Employee is a participant; and
(h) If Employee commences, continues, joins in, or in any other manner attempts to pursue a recovery for any claim released herein against any of the Releasees, or otherwise violates the terms of this Release, (i) Employee will cease to have any further rights to Severance Payments from the Company, and (ii) Employee shall be required to return any Severance Payments made to the Employee by the Company (together with interest thereon). A claim that would be expressly permitted by the terms of this Release were it successful will not be deemed a violation of this Release even if such claim is unsuccessful, provided that such claim is reasonable and made in good faith. In addition, this Release is not intended and does not limit Executive’s right to file a charge with or participate in an investigative proceeding of the EEOC.
Employee acknowledges that Employee may later discover facts different from or in addition to those which Employee knows or believes to be true now, and Employee agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
7. This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release.

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8. If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
9. This Release shall not be altered, amended, or modified except by written instrument executed by the Company and Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.
10. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
11. This Release shall be governed by and construed and interpreted in accordance with the laws of the State of [Kentucky][Illinois] without regard to its choice of law principles.
12. Employee also understands that Employee has the right to revoke this Release within seven (7) days after execution, and that this Release will not become effective or enforceable until the revocation period has expired, by giving written notice by regular mail and facsimile to the following:
Ventas, Inc.
Sr. Vice President — Human Resources
111 South Wacker Drive, Suite 4800
Chicago, Illinois 60606
Telephone No.: (312) 660-3890
Fax No.: (312) 660-3891
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims.

EMPLOYEE

Date:

VENTAS, INC.

By:

Title:

Date:

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